SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          POWERHOUSE TECHNOLOGIES, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:
             [ ]    Fee paid previously with preliminary materials:
             [ ]    Check box if any part of the fee is offset as  provided by
                    Exchange Act Rule 11(a)(2) and identify the filing for which
                    the  offsetting  fee  was  paid  previously.   Identify  the
                    previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                    (1) Amount  Previously  Paid:
                    (2) Form, Schedule or  Registration  Statement  No.:
                    (3) Filing Party:
                    (4) Date Filed:

                          Powerhouse Technologies, Inc.
                              2311 South 7th Avenue
                                Bozeman, MT 59715
                                 (406) 585-6601


                              ---------------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 4, 1998
                              ---------------------



                               GENERAL INFORMATION

     Solicitation of Proxies. This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to stockholders of Powerhouse Technologies, Inc. ("Powerhouse" or the "Company") in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of the Company from holders of its outstanding common stock, $.01 par value per share (the "Common Stock"), for use at the 1998 Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the "Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held on Thursday, June 4, 1998, at the Swissotel, Conference Level, Fourth Floor, Ballroom E, 3391 Peachtree Road, NE, Atlanta, Georgia, 30326 at 10:00 a.m. EDT. This Proxy Statement and the form of proxy are being mailed to stockholders commencing on or about May 4, 1998.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, facsimile or in person. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates.

     Proxies. A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Meeting by giving written notice to the secretary of the Company, by filing with the secretary another proxy bearing a later date, or by voting in person at the Meeting. Shares represented by a properly signed and returned proxy card, unless revoked, will be voted in the manner directed by the stockholder on the card. If no direction is made on the card, the proxy will be voted for the election of each nominee for director named in this Proxy Statement and for each of the other proposals identified herein.

     Record Date. Only holders of record of shares of Common Stock as of the close of business on April 13, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon. As of the Record Date, there were 10,802,821 shares of Common Stock outstanding and entitled to vote. The only outstanding voting securities of the Company are shares of its Common Stock.

     Quorum and Required Vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting (a "Quorum"). In the event that a Quorum is not present at the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, without notice other than announcement at the Meeting.

Any such adjournment will require the affirmative vote of a majority of those shares that are represented at the Meeting in person or by proxy.

     An automated system administered by the Company's transfer agent tabulates the proxy votes in combination with a manual update and confirmation by employees of the Company. The accuracy and final tabulation will be verified by the inspector of elections. Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the presence of a Quorum at the Meeting and the total number of votes cast with respect to a particular matter. In the absence of controlling authority to the contrary, the Company will treat abstentions in this manner. Based on relevant authority, broker non-votes will be counted for the purpose of determining the presence of a Quorum at the Meeting, but will not be counted for the purpose of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted and, therefore, will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular matter. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast.

     In order to be elected, a nominee for director must receive an affirmative vote of a plurality (abstentions are not counted as shares voted) of the shares of Common Stock voted, in person or by proxy, at the Meeting. Amendment to the Company's stock plan requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting.

PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three Class 1 directors (Ms. Becker and Messrs. Burt and Haddrill), two Class 2 directors (Mr. Davey and, until his resignation on February 13, 1998, Mr. Spier), and two Class 3 directors (Mr. Hardesty and, until his resignation on July 30, 1997, Mr. Lyons.) The Class 1, Class 2 and Class 3 directors currently serve until the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively, and after the Meeting, until 2001, 1999 and 2000, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Vacancies on the Board of Directors and newly created directorships can generally be filled by vote of a majority of the directors then in office. Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

     At the Meeting, stockholders are being asked to elect three directors to serve as a Class 1 directors until the annual meeting of stockholders in 2001 and until their successors are duly elected and qualified. After the Meeting there will exist two vacancies on the Board of Directors, one in Class 2 and one in Class 3.

     In order to be elected, a nominee for director must receive an affirmative vote of a plurality of the shares of Common Stock voted, in person or by proxy, at the Meeting.

     Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote for the election of the nominees listed below as directors for the ensuing term and until their successors are elected and qualified. In the event any of the nominees for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board of Directors knows of no reason to anticipate that the nominees will not be candidates. Except as set forth below, each of the nominees has been engaged in his or her principal occupation for at least the past five years. There is no family relationship between any of the directors and executive officers of the Company.

     The following sets forth certain information as of April 13, 1998, concerning the nominees for election as directors of the Company and the other directors whose terms of office will continue after the Meeting.

         Name                           Age      Position

         Richard R. Burt (2)(3)          51      Chairman and Director
         James J. Davey (1)(2)           56      Vice Chairman and Director
         Patricia W. Becker (1)(2)(3)    46      Director
         John R. Hardesty                58      Director
         Richard M. Haddrill(3)          44      Director, President, Chief
                                                 Executive Officer and Treasurer
----------
(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.
(3)Member of the Executive Committee.


Nominees for Election as Class 1 Directors with Terms Expiring in 2001

     Richard R. Burt became a director and chairman of the Company on December 15, 1994. Mr. Burt is a founder and the chairman of IEP Advisors, Inc. in Washington D.C., a consulting and merchant banking firm. From 1991 to 1994, Mr. Burt was a partner in McKinsey & Co., a world-wide management consulting firm. During the period from 1989 to 1991, Mr. Burt served as the Chief Negotiator in the Strategic Arms Reduction Talks (START) with the former Soviet Union. He was the U.S. Ambassador to the Federal Republic of Germany from 1985 to 1989. Mr. Burt was the Assistant Secretary of State for European and Canadian Affairs from 1983 to 1985, and served as Director of Politico-Military Affairs from 1981 to 1983. Mr. Burt also serves as the Chairman of the Board of Weirton Steel, Inc., a tin-plate manufacturer, and serves on the Board of Directors of the Paine Webber Mutual Funds, Hollinger International, a company owning newspapers in Europe, Canada, Australia and the United States, and Archer Daniels Midland, an agri-business company. In addition, Mr. Burt is a member of the Textron Corporation's International Advisory Council and the Bank of Montreal's International Advisory Board. (See "Compensation Committee Interlocks and Insider Participation".)

     Patricia W. Becker was appointed to the Board of Directors effective January 18, 1995 to fill a newly created position thereon. Ms. Becker is the owner of Patricia Becker & Associates, a consulting firm. She is a consultant to the Company and serves as chair of its Compliance Committee. Ms. Becker served as the chief of staff to Bob Miller, Governor of Nevada, from October 1993 to January 1995. Prior to that, she was senior vice president, general counsel and secretary of Harrah's Casino Hotels from June 1989 to July 1993 and vice president, general counsel and secretary from 1984 to 1989. Ms. Becker was deputy and chief deputy attorney general assigned to the Nevada Gaming Division from 1979 until she was appointed to the State Gaming Control Board, where she served until September 1984. Ms. Becker is a vice chair for the Gaming Law Section of the American Bar Association, a past president of the Nevada Trial Lawyers Association and treasurer and a trustee of the International Association of Gaming Attorneys. Ms. Becker currently serves on the Board of Directors of Fitzgeralds Gaming Company, a Nevada based company which owns casinos. (See "Compensation Committee Interlocks and Insider Participation".)

     Richard M. Haddrill was appointed as chief executive officer of the Company on June 18, 1997 and as president of the Company and to its Board of Directors on August 21, 1996. In addition, on June 18, 1997 he was appointed chief executive officer of the Company's Automated Wagering International, Inc. ("AWI") subsidiary, and has served as president of AWI since December 1996. Mr. Haddrill joined the Company in December 1994 as the Company's executive vice president of operations and chief financial officer. He served as chief financial officer until May 15, 1997. In December 1994, Mr. Haddrill was also appointed treasurer of the Company. In August 1995, Mr. Haddrill was appointed to the Board of Directors of the Company's United Wagering Systems, Inc. ("UWS") subsidiary, and assumed the position of chief executive officer of UWS in February 1996. From July 1992 until November 1994, Mr. Haddrill served as executive vice president -- corporate and president of international subsidiaries for Knowledgeware, Inc., a provider of application development software and services worldwide. Prior to joining Knowledgeware, Inc. in 1991 as an executive vice president and chief financial officer, Mr. Haddrill was the managing partner of the Colorado and New Mexico offices of the accounting firm of Ernst & Young from August 1989 to October 1991 and held various positions as a partner or employee with Ernst & Young from January 1975 to September 1989.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES


Director with Term Expiring in 1999

     James J. Davey was elected as a director of the Company effective February 25, 1993, and was elected as vice chairman on May 31, 1994. He first joined the Company as chief operating officer in October 1992. Mr. Davey served as chief executive officer from February 25, 1993 until May 31, 1994, and from February 24, 1994 until May 31, 1994, he also served as president. From October 1992 until February 1993, Mr. Davey served as president of the Company's on-line lottery services subsidiary, AWI. From 1986 to October 1992, Mr. Davey was the director for the Oregon State Lottery. From 1985 to 1986, Mr. Davey was deputy director and assistant director of administration for the Oregon State Lottery. From 1980 through 1984, Mr. Davey served as administrator for the Oregon Department of Revenue.

Director with Term Expiring in 2000

     John R. Hardesty was appointed to the Board of Directors effective December 18, 1996. Mr. Hardesty is chairman of Electro Dynamics Crystal Corporation, a manufacturer of electronic components for the communication industry. Mr. Hardesty also owns 100% of Thermo Dynamics, Inc., a manufacturer of synthetic quartz for the electronics industry and investments, J.G. Inmobiliaria SA De.CV and Inmobiliaria San Pancho, Mexican corporations which hold real estate investments; and Zona Virtual SA De.CV, a Mexican corporation which is an internet provider and computer sales and service company in Puerto Vallerta, Mexico. Mr. Hardesty serves as a director of LeTeko, Inc., a gold exploration company. From 1988 until its sale in 1995, Mr. Hardesty was the owner and chairman of Dixson Inc., a manufacturer of electronic instruments for the heavy duty truck market and process control market.

Committees of the Board of Directors

     The Board of Directors has established a compensation committee (the "Compensation Committee"), an audit committee (the "Audit Committee"), a special committee (the "Special Committee") and an executive committee (the "Executive Committee"). In January 1997, the Board of Directors abolished the strategic planning committee (the "Strategic Planning Committee"). The members of these committees serve at the pleasure of the Board of Directors, and such committees provide such support and assistance to the Board of Directors as it so directs. The Board of Directors does not have a nominating committee.

     The Compensation Committee is currently comprised of Ms. Becker and Messrs. Burt and Davey with Mr. Burt serving as chairperson. Mr. Spier served on the Compensation Committee until his resignation February 13, 1998. As requested by the Board of Directors, the Compensation Committee considers and recommends to the Board of Directors the compensation to be paid to executive officers, makes decisions regarding grants under the Company's stock incentive plan, makes recommendations to the Board of Directors with respect to the Company's compensation policies, and performs such other duties as the Board of Directors may from time to time request. The Compensation Committee met four times during 1997.

     The Audit Committee is currently comprised of Ms. Becker and Mr. Davey with Ms. Becker serving as chairperson. Mr. Spier served on the Audit Committee until his resignation February 13, 1998. The Audit

Committee reviews the Company's financial and accounting controls, practices and procedures, evaluates and recommends an independent public accounting firm to audit the financial statements of the Company and evaluates its performance. The Audit Committee also determines the duties and responsibilities of the internal accounting and auditing staff of the Company. The Audit Committee met four times during 1997.

     The Strategic Planning Committee was created to consider the various strategic and financial alternatives and opportunities available to the Company and to formulate an overall long-term strategic plan for the Company designed to enhance stockholder value. The Strategic Planning Committee was comprised of Ms. Becker and Messrs. Burt, Davey, Lyons and Spier with Mr. Burt serving as the chairperson. The Strategic Planning Committee met once during 1997. The Strategic Planning Committee was abolished effective January 31, 1997.

     The Board of Directors established the Special Committee to consider a proposal made by Mr. Spier and otherwise to discharge the duties of the Strategic Planning Committee, of which Messrs. Spier and Lyons were members at the time the proposal was made by Mr. Spier. Although that offer by Mr. Spier was subsequently withdrawn, the Special Committee continued to consider strategic and financial alternatives and opportunities available to the Company. The Special Committee is currently comprised of Ms. Becker and Messrs. Burt, Davey and Hardesty, with Mr. Burt serving as the chairperson. The Special Committee met 15 times during 1997. The Committee has not been active since June 1997.

     On September 18, 1997, the Board of Directors established the Executive Committee to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except power or authority in reference to approving or adopting, or recommending to stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or adopting, amending or repealing any By-law of the Company. The Executive Committee is comprised of Ms. Becker and Messrs. Burt and Haddrill, with Mr. Burt serving as chairperson. The Executive Committee met three times during 1997.

Certain Additional Information Concerning the Board of Directors

     The Board of Directors held 13 meetings during 1997. During fiscal 1997 each director attended at least 75% of the aggregate number of meetings of the Board of Directors and respective committees on which he or she served while a member thereof.

     During 1997, directors who were not employees of the Company received $15,000 annually for serving on the Board of Directors, plus $1,000 for each Board or committee meeting attended. Additionally, each non-employee director who is required to travel to appear before licensing authorities on behalf of the Company's licensing initiatives is entitled to receive $1,000 for each day they are required to appear and reimbursement for out-of-pocket expenses incurred by reason of such appearance. A non-employee director serving as chairperson of the Company's Board of Directors receives $30,000 annually for serving in such capacity. Each non-employee director who serves as the chairperson of any active committee of the Board of Directors receives a further fee of $7,500 per annum for his or her services in such capacity. In consideration of the extensive work and time required of the members of the Strategic Planning Committee, effective August 1, 1995, and through January 31, 1997, the chairperson of the Strategic Planning Committee received $5,000 per month, and Committee members $2,500 per month. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings or in otherwise discharging their Board duties. Directors who are employees of the Company receive no additional compensation for serving as a director, except that all directors and certain executive officers receive up to $10,000 in reimbursement of their expenses in connection with the initial preparation of financial information required in answer to various regulatory disclosure requirements and up to $1,500 per quarter thereafter to keep such financial information current.

     As non-employee directors, Mr. Spier was granted an option under the Company's 1991 Stock Option Plan to purchase 10,000 shares of Common Stock at an exercise price of $14.00 per share, which option, unless exercised, will expire May 13, 1998; Mr. Lyons was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $14.50 per share pursuant to the Company's 1992 Stock Incentive Plan, and an option to purchase 20,000 shares at an exercise price of $11.25 per share pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, which options expired 3 months after his resignation; Mr. Burt was granted an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan, and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $8.25 per share; Ms. Becker was granted an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $9.28 per share; Mr. Davey received an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $3.41 per share; and Mr. Hardesty received an option to purchase 10,000 shares of Common Stock pursuant to the Company's 1994 Stock Incentive Plan and an option to purchase 20,000 shares pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors, with both options having an exercise price of $4.13 per share.

Executive Officers of the Company

     The executive officers of the Company and positions held in the Company and certain other information are as follows:

         Name                  Age    Position
         ----                  ---    --------
         Richard M. Haddrill    44    President, Chief Executive Officer,
                                      Treasurer and Director
         Michael L. Eide        48    President, Video Lottery Consultants, Inc.
         Dennis V. Gallagher    45    General Counsel and Secretary
         Susan J. Carstensen    36    Chief Financial Officer

     -------------

     Mr. Haddrill's background is summarized above.

     Michael L. Eide has served as president and a director of the Company's wholly-owned subsidiary, Video Lottery Consultants, Inc. ("VLC"), since December 1, 1994. Prior to that time he served as treasurer and chief financial officer of the Company from May 1991 until December 1994 and assistant secretary from October 1992 through December 1994. He has also held the positions of secretary, treasurer and assistant secretary with VLC during the period November 1990 through December 1994. From 1977 to December 1988, Mr. Eide was a principal in the accounting firm of Neil, Williamson, Eide and Staker in Bozeman, Montana.

     Dennis V. Gallagher was appointed secretary of the Company on May 15, 1997 and as general counsel to the Company on February 10, 1997. From July 1993 until February 1997, Mr. Gallagher was vice president and general counsel of Harrah's Riverboat Casino Entertainment Division located in Memphis, Tennessee. From November 1984 until July 1993, he served as associate general counsel and assistant secretary of Harrah's Hotels and Casinos in Reno, Nevada. Mr.
Gallagher was the Chief of the Investigations Division of the Nevada State Gaming Control Board from November 1983 until November 1984.

     Susan J. Carstensen was appointed chief financial officer on May 15, 1997. Ms. Carstensen was vice president, finance of the Company from November 7, 1996 to May 15, 1997. From June 1995 to November 1996 she was corporate controller for the Company. From February 1995 to June 1995 she was the director of internal audit for the Company. Ms. Carstensen managed the cost and financial accounting for Martin Marietta Astronautics Group in Denver, Colorado from May 1991 through February

1995. From August 1985 through May 1991 Ms. Carstensen was with the accounting firm of Ernst & Young in Denver, Colorado.


                       COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth certain information for the year ended December 31, 1997 and for the years ended December 31, 1996 and 1995 concerning the compensation of the individual serving as chief executive officer as of December 31, 1997 and the three most highly compensated executive officers of the Company (other than the chief executive officer) who were serving as executive officers as of December 31, 1997.


                           SUMMARY COMPENSATION TABLE


                                                                                     Long Term Compensation
                                                                                     ----------------------
                                              Annual Compensation    Other                  Awards
                                              -------------------    Annual                 ------              All Other
Name and                                                             Compen-     Restricted      Stock Option   Compen-
Principal Position                    Year   Salary $     Bonus $    sation $     Stock $ (1)      (Shares)     sation $
------------------                    ----   --------     -------    ---------    --------    ----------------  ------
Richard M. Haddrill                   1997    260,523     430,000     154,189(2)       ---               ---       ---
  President, Chief                    1996    202,133     150,000         ---      133,200           140,000       ---
  Executive Officer and               1995    200,000     150,000         ---          ---               ---       ---
  Treasurer

Michael L. Eide                       1997    203,256     126,000         ---          ---             8,000       ---
  President - VLC                     1996    203,256      40,000         ---          ---            20,000       ---
                                      1995    207,620         ---         ---          ---               ---       ---

Dennis V. Gallagher                   1997    155,770      61,000      53,956(2)       ---            20,000       ---
  General Counsel  and Secretary

Susan J. Carstensen                   1997    100,031      48,000         ---          ---            18,000       ---
  Chief Financial Officer             1996     69,276      15,000         ---          ---               ---       ---
                                      1995     55,308       5,000       4,405(2)       ---               ---       ---

----------
(1) With respect to Mr. Haddrill's restricted stock holdings, of the initial grant in 1994 of 70,000 shares, 17,500, with a market value of approximately $203,438, remained restricted as of December 31, 1997; such restrictions will lapse in November 1998. Mr. Haddrill was also awarded 30,000 shares of restricted Common Stock in 1996, 20,000 of which, with a market value of approximately $232,500, remained restricted as of December 31, 1997; such restrictions will lapse with respect to 10,000 such shares in each of September 1998 and 1999. (See "Employment and Other Contracts.") All dividends declared and paid by the Company, if any, on the restricted stock, shall be held by the Company until such restrictions thereon lapse, at which time the dividends, without interest thereon, shall be paid.
(2)  Relocation expense reimbursement and allowance.

Option Grants in Year Ended December 31, 1997

     The following table sets forth information with respect to options granted under the Company's 1994 Stock Incentive Plan to each of the executive officers and directors named in the Summary Compensation Table above during 1997.

                            OPTION GRANTS DURING 1997

                                    Individual Grants
                           -----------------------------------------------------          Potential Realizable Value
                           Number of      Percent of                                      at Assumed Annual Rates of
                           Securities   Total Options                                     Stock Price Appreciation
                           Underlying     Granted to       Exercise                          for Option Term(3)
                             Options      Employees           Price      Expiration          ------------------
Name                        Granted(1)     in 1997       (per Share)(2)     Date              5%              10%
---------------             ----------   ----------      --------------  ----------         -------         -------
Michael L. Eide                 8,000         3.4%           $3.81        02/27/07           19,181         48,609

Dennis V. Gallagher            20,000         8.6%           $3.81        02/27/07           47,953        121,523

Susan J. Carstensen            10,000         4.3%           $3.81        02/27/07           23,977         60,761
                                8,000         3.4%           $9.91        09/18/07           49,840        126,305

----------
(1)  These options vest over a period of three years.
(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 10 years, or earlier than one year, after the date of grant.
(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.


The following table provides certain information with respect to the number and value of unexercised options outstanding as of December 31, 1997. No options were exercised by the named executives during the year ended December 31, 1997.


                        Aggregated 1997 Option Exercises
                       and December 31, 1997 Option Values

                                Number of Unexercised Options
                                       (in Common Shares)        Value of Unexercised In-the-Money
                                      at December 31, 1997        Options at December 31, 1997(1)
                                ----------------------------      ------------------------------
Exercisable/Unexercisable          Exercisable/Unexercisable
---------------------------     ----------------------------
Richard M. Haddrill                     202,800/70,000                   $832,893/$251,475
Michael L. Eide                          58,666/21,334                   $203,396/$144,304
Dennis V. Gallagher                         ---/20,000                        ---/$156,250
Susan J. Carstensen                         ---/18,000                        ---/$ 91,875

----------
(1) Options are in the money if the fair market value of the underlying securities exceeds the exercise or base price of the option. Fair market value of the Common Stock underlying the options on December 31, 1997 was $11.625, the average of the high and low reported sales price on the Nasdaq National Market System on that date.

DEFINED BENEFIT AND LONG-TERM COMPENSATION PLAN

     The Company does not have any defined benefit, actuarial or long-term incentive plans.


                     EMPLOYMENT AND CERTAIN OTHER CONTRACTS

     Employment Agreement with Richard M. Haddrill: Pursuant to the terms of an employment agreement with Mr. Haddrill approved by the Board of Directors on February 26, 1998, Mr. Haddrill serves the Company as its president and chief executive officer. Unless sooner terminated pursuant to its terms, the employment agreement terminates on January 1, 2002 and is subject to one-year extensions thereafter. The employment agreement provides for a base salary of $380,000. Mr. Haddrill is eligible to receive annual bonuses up to twice the base salary if certain performance criteria are satisfied for such year. In addition, Mr. Haddrill was awarded 100,000 shares of restricted Common Stock that vest at the rate of one-fourth annually over the next four years beginning on January 1, 1999 and options to purchase 50,000 shares of Common Stock at an exercise price of $11.4876 per share, the average of the closing value of the Common Stock for the 20 trading days immediately preceding the date of grant. These grants were contingent on stockholder approval of an amendment to the 1994 Stock incentive Plan increasing the maximum number of shares that any eligible employee may receive pursuant to the plan, which amendment is being submitted for stockholder approval at the Meeting. Should the stockholders fail to approve such amendment, Mr. Haddrill and the Company will agree to comparable consideration to be substituted for the restricted stock award and the option grant. The employment agreement further provides that if Mr. Haddrill's employment is terminated for any reason, then all unvested restricted shares shall revert to the Company. In addition, the employment agreement provides that if Mr. Haddrill's employment is terminated for "cause" (as defined in the employment agreement) or by him other than for "good reason" (as defined in the employment agreement), then all unvested options shall be forfeited. If Mr. Haddrill's employment is terminated for any other reason, then certain of the options become exercisable. All such options become immediately exercisable, and all restrictions on restricted stock held by Mr. Haddrill immediately lapse, upon a "change in control" (as defined in the employment agreement) of the Company. In addition, if Mr. Haddrill's employment is terminated for any reason other than "cause" or if he terminates his employment for "good reason" (including termination in certain circumstances following a change in control), then he is entitled to receive all accrued but unpaid salary and bonus and to receive a lump sum equal to two times the sum of the total base salary plus annual bonus, as well as payment of certain benefits through the remaining term of the employment agreement. Mr. Haddrill is entitled to the reimbursement of certain relocation expenses and other business expenses. Finally, the employment agreement provides that Mr. Haddrill will not compete with the Company for a period of 18 months following his termination.

     Agreement with Dennis V. Gallagher: On January 24, 1997, the Company entered into an agreement with Mr. Gallagher to provide legal services to the Company as its general counsel. The agreement provides Mr. Gallagher with a base salary of $180,000 and a cash bonus potential of $100,000 based upon the
Company's executive incentive compensation plan. In addition, under the agreement, Mr. Gallagher was awarded options to purchase 20,000 shares of Common Stock within sixty days of his date of employment and an additional option to purchase 10,000 shares no later than February 8, 1998, both grants at fair market value as of the date of grant and to vest over a three-year period from the date of grant. Mr. Gallagher is entitled to reimbursement of his relocation expenses. In the event termination is without cause after February 8, 1998, he will continue to be paid his then current salary for a period of six months following termination. In the event there is a change in control of the Company and Mr. Gallagher's employment is terminated by the Company without good cause, or by Mr. Gallagher for certain reasons set forth in the agreement, within one year then Mr. Gallagher is entitled to an amount equal to one-half his base salary in effect at the date of termination. Mr. Gallagher also agreed to certain confidentiality, non-competition and similar provisions.

     Agreement with Michael L. Eide: On January 17, 1995, the Company entered into an agreement with Mr. Eide to provide for the continuance of his position as president of VLC. If Mr. Eide is removed from his position with the Company without cause, he will receive his then-current salary for a period of six months following termination. In the event there is a change in control of the Company and Mr. Eide's employment is terminated by the Company without good cause, or by Mr. Eide for certain reasons set forth in the agreement, then Mr. Eide is entitled to an amount equal to twice his annual salary. Mr. Eide also agreed to certain confidentiality, non-competition and similar provisions.

     Agreement with Susan J. Carstensen: On December 5, 1996, the Company entered into an agreement with Ms. Carstensen. If Ms. Carstensen is removed from her position with the Company without cause, she will receive her then current salary for a period of six months following termination. In the event there is a change of control of the Company and Ms. Carstensen's employment is terminated by the Company without good cause, or by Ms. Carstensen for certain reasons set forth in the agreement, then Ms. Carstensen is entitled to an amount equal to one-half of her annual salary. Ms. Carstensen also agreed to certain confidentiality, non-competition and similar provisions.



Compensation Committee Interlocks and Insider Participation

     Richard R. Burt, who became the chairman of the Board of Directors in December 1994, is the chairman and a founder of IEP Advisors, Inc. (IEP), which has been retained by the Company to provide consulting services and to assist the Company in connection with its international activities since October 1994 at a rate of $15,000 per month plus expenses. The Company paid IEP an aggregate of approximately $180,000 for 1997. The current contract with IEP Advisors terminates in October 1998 unless terminated upon 30 days notice by the Company or IEP.

     In addition, Mr. Burt and the Company entered into a consulting agreement in November 1994, under which Mr. Burt is to provide advice and assistance relating to the promotion of the Company's business and to assist in the development of business opportunities for the Company. The agreement provides for a per-day rate of $1,000 for each day such services are performed and reimbursement of out-of-pocket expenses. The agreement is separate and distinct from Mr. Burt's duties and responsibilities as a director of the Company. The agreement further provides for termination of the agreement by Mr. Burt or the Company, without penalty, upon 90 days' prior written notice. During 1997 an aggregate of approximately $2,000 was paid pursuant to the agreement.

     In December 1995 the Company entered into a consulting agreement with Patricia W. Becker, a director of the Company, for the period of two years commencing January 16, 1995. In September 1997 the Board renewed the agreement for an additional period of one year. The agreement provides that Ms. Becker shall serve as the chairperson of the Compliance Committee of the Company, and otherwise provide advice and assistance to the Company on matters of regulatory compliance and such other matters as requested by the Company. The agreement provides for an annual retainer fee of $75,000 plus a per day rate of $1,000 for each day such services are performed and reimbursement of out-of-pocket expenses. The agreement is separate and distinct from Ms. Becker's duties and responsibilities as a director of the Company. The agreement further provides for termination of the agreement by Ms. Becker or the Company, without penalty, upon 90 days' prior written notice. The Company paid Ms. Becker an aggregate amount of approximately $133,000 during the fiscal year ended December 31, 1997 pursuant to the agreement.

     None of the executive officers of the Company has served on the board of directors of any other entity that has had any of such entity's officers serve either on the Board of Directors or the Company's Compensation Committee.

Compensation Committee Report on Executive Compensation

     General. The basic compensation philosophy of the Compensation Committee is to formulate policies and programs intended to attract, retain and motivate qualified employees, including executive officers. In this regard, the
Compensation Committee believes that it is important to pay reasonable and competitive salaries and base compensation to executive officers that reflect their levels of experience and responsibility. In light of the Company's efforts to maintain its reputation for integrity among its customers, regulatory authorities and licensing agencies, a significant factor in the review of executive officer performance is such officer's strict adherence to the Company's code of conduct and such officer's avoidance of even the appearance of questionable conduct.

     The Compensation Committee also believes that officers of the Company should view their interests and those of the Company's stockholders to be closely aligned. Accordingly, the Compensation Committee carefully considers the Company's performance, the individual's performance and that of the Common Stock in reviewing executive compensation and may employ grants of options and awards of restricted stock under the Company's stock incentive plan as an important part of incentive compensation. In addition, the Compensation Committee believes that grants under the Company's stock incentive plan are an important means of attracting and retaining qualified employees to the Company while at the same time instilling a commitment to the long-term growth and success of the Company.

     In 1997 The Compensation Committee granted options to purchase an aggregate of 212,000 shares of Common Stock to 32 employees. The exercise price of options was the average between the high and low sales price of a share of Common Stock on the date of grant and vesting of the options is typically over a period of three years. By seeking to motivate employees through a stock incentive plan, the Compensation Committee has sought to focus employee attention on managing the Company as an owner with an equity position with interests similar to those of stockholders.

     Chief Executive Officer Compensation. On September 9, 1996, the Board of Directors approved the terms of an employment agreement for Mr. Haddrill pursuant to which he became the Company's president. Mr. Haddrill's compensation for 1996 and 1997 was paid pursuant to that agreement.

     On February 26, 1998 the Board of Directors approved an employment agreement with Mr. Haddrill, which agreement supersedes Mr. Haddrill's previous employment agreement, which was to expire December 31, 1998. In developing this agreement the Compensation Committee engaged an independent consulting firm to research relevant market and industry compensation practices and otherwise to advise with respect to the chief executive officer compensation package. In arriving at the new agreement, the Compensation Committee considered the
Company's improved performance under Mr. Haddrill's leadership and Mr. Haddrill's performance of the additional duties associated with the chief executive position. The Compensation Committee heavily weighed comparable market compensation, the complexities of the Company's operating segments, and retention objectives. The Compensation Committee believes that cash incentive awards and long-term stock incentive awards serve to motivate consistent achievement of high levels of performance in support of the Company's strategic and annual business plans. The new employment agreement terminates on January 1, 2002 and is subject to one-year extensions thereafter. See "Compensation of Executive Officers -- Employment and Certain Other Contracts."

     Executive Officer Compensation. Generally, base salaries are reviewed annually and adjusted as appropriate to reward performance and maintain the Company's competitive position.

     For 1997, cash bonuses were awarded after evaluating the performance of each individual, the performance of such individual's business unit as well as overall Company performance. In addition to the bonus paid to Mr. Haddrill (see "Compensation of Executive Officers -- Employment and Certain Other Contracts"), cash bonuses aggregating $656,000 were paid to 11 executive officers. Executive officers also participate in benefit plans available to employees generally, including a qualified profit-sharing 401(k) plan and employee stock purchase plan.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal tax deduction to publicly held corporations for compensation paid in excess of $1 million in any taxable year to the chief executive officer and certain other officers unless it is qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. The Board of Directors does not believe that this provision currently impacts the Company, but will continue to consider the tax deductibility of compensation in the future.


                      MEMBERS OF THE COMPENSATION COMMITTEE

                                 Patricia Becker
                                 Richard R. Burt
                                 James J. Davey







CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1997 the Company and its subsidiaries have had no transactions in which any director of the Company, or any member of the immediate family of any such director, had a material direct or indirect interest reportable under the applicable rules of the Securities and Exchange Commission (the "SEC") except as described under the caption "Compensation Committee Interlocks and Insider Participation."

     During 1997 the Company and its subsidiaries have had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under the applicable rules of the SEC.

Comparative Stock Price Performance Graph

     The following graph compares the cumulative total stockholder return from December 31, 1992 to December 31, 1997 on the Common Stock with the Standard and Poor's 500 Stock Index and industry peer group. The peer group used in the graph below is comprised of GTECH Holdings Corporation, Alliance Gaming Corporation, Casino Data Systems, Inc., Autotote Corporation, International Game Technology, Inc. and WMS Industries, Inc. The return assumes reinvestment of dividends. The graph assumes an investment of $100 on December 31, 1992 in the common stock of each of the subject companies.


                             TOTAL RETURN ANALYSIS


----------------------------------------------------------------------------------------------------------------
Company                          12/31/92      12/31/93       12/30/94      12/29/95      12/31/96      12/31/97
-------                          --------      --------       --------      --------      --------      --------
Powerhouse Technologies, Inc.    $ 100.00      $ 121.44       $ 67.87       $ 33.93       $ 25.00       $ 84.82
Peer Group                       $ 100.00      $ 105.43       $ 60.63       $ 52.00       $ 73.02       $ 94.65
S&P 500                          $ 100.00      $ 110.09      $ 111.54      $ 153.46      $ 188.69      $ 251.63
----------------------------------------------------------------------------------------------------------------
Source:  Carl Thompson Associates www.ctaonline.com (303) 494-5472.  Data from Bloomberg Financial Markets

The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

               SUMMARY OF CERTAIN AMENDMENTS TO COMPANY INCENTIVE
                            PLAN AND RELATED PROPOSAL

     The following discussion summarizes an amendment to the Company's 1994 Stock Incentive Plan that is being submitted for stockholder approval and is described more fully below. The following summary is qualified in its entirety by the more complete discussion of the amendment and proposal that follows. In addition to Proposal 2, the amendment being submitted for stockholder approval, on February 13, 1998, the Board of Directors approved amendments to the Stock Incentive Plan (1) changing the definition of fair-market value from the average of the high and low sales price of the shares on any date to the average of the closing price of the shares on the 20 trading days preceding the date of grant and (2) changing the exercise price for shares under each Director Option to 100% of the Fair Market Value of such shares on the date of grant, from 100% of the Fair Market Value of such shares on the date preceding the date of grant. Such amendments do not require stockholder approval.



     The Board of Directors proposes to amend the Stock Incentive Plan to increase the maximum number of shares that any Eligible Employee may receive pursuant to the plan in respect of Options and Awards from 400,000 to 600,000. As more fully described below, the Board is submitting this amendment to the Stock Incentive Plan for stockholder approval as Proposal 2.


INTRODUCTION TO PROPOSAL 2

The 1994 Stock Incentive Plan--General

     On May 16, 1994, the Board of Directors adopted the Stock Incentive Plan, and at the 1994 annual meeting of the Company's stockholders, the stockholders approved the Stock Incentive Plan. The Stock Incentive Plan was subsequently amended and such amendment was approved by the stockholders at the 1997 annual meeting. The Stock Incentive Plan provides for the grant of options and stock appreciation rights and the award of restricted stock, Performance Units and Performance Shares to the Company's employees and non-employee directors.

     A more complete description of the Stock Incentive Plan is provided below. This description, however, does not purport to be complete and is qualified in its entirety by the terms of the Stock Incentive Plan. All defined terms used herein shall have the meaning set forth in the Stock Incentive Plan, unless otherwise indicated.

     Reasons for the Stock  Incentive  Plan. The purpose of the Stock  Incentive
     --------------------------------------
Plan is to advance the interests of the Company and promote continuity of management by encouraging and providing for the acquisition of an equity interest in the Company by key employees and directors, thereby encouraging them to further align their interests with those of the Company and its stockholders. The Stock Incentive Plan is intended to provide financial incentives and rewards to individuals. Specifically, the Board of Directors believes that Option grants and Awards are important to (1) provide additional incentives and rewards to individuals ("Participants") whose contributions are important for the growth and success of the Company's business and to strengthen the long-term commitment of the Participants to the Company and its Subsidiaries and (2) attract and retain competent and dedicated individuals whose efforts are important in the Company's efforts to achieve long-term growth and profitability.

     Administration.  The Stock Incentive Plan is administered by a committee of
     --------------
at least two persons (the "Committee") who are Non-Employee Directors within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and outside directors within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

     Description of the Stock Incentive Plan. Other than with respect to Options
     ---------------------------------------
granted to non-employee directors of the Company, the terms of which are fixed by the Stock Incentive Plan, the Committee (1) selects those Participants to whom Awards are granted, and (2) determines the type, size and the terms and conditions of Awards, including the per Share purchase price and the vesting provisions of Employee Options and the restrictions or performance criteria relating to Restricted Stock, Performance Units and Performance Shares. The Committee also administers, construes and interprets the Stock Incentive Plan. The granting of Options or Awards under the Stock Incentive Plan does not confer upon the recipient any right to continue in the employ of the Company or affect any right of the Company to terminate the recipient's employment at any time.

     Stock Subject to the Stock  Incentive  Plan.  The Stock  Incentive Plan (as
     -------------------------------------------
most recently amended) currently provides that a maximum of 1,500,000 Shares of Common Stock, in the aggregate, may be issued or transferred pursuant to the Stock Incentive Plan. The maximum number of Shares of Common Stock that any Eligible Employee may receive pursuant to the Stock Incentive Plan in respect of Options and Awards may not exceed 400,000 Shares. In the event of any Change in Capitalization, the Committee may adjust the maximum number and class of Shares with respect to which Options and Awards may be granted under the Stock Incentive Plan, the number and class of Shares which are subject to outstanding Options and Awards granted under the Stock Incentive Plan, and the purchase price therefor, if applicable. In addition, if any Option or Award under the Stock Incentive Plan expires or terminates without having been exercised, the Shares subject to that Option or Award again become available for grant of future Options or Awards under the Stock Incentive Plan.

     Amendments.  The Board of Directors may amend,  modify or suspend the Stock
     ----------
Incentive Plan at any time or from time to time; provided, however, that (i) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Stock Incentive Plan, except with the consent of the optionee or grantee, nor shall any amendment, modification, suspension or termination deprive any optionee or grantee of any Shares of Common Stock which he or she may have acquired through or as a result of the Stock Incentive Plan; (ii) to the extent necessary under
Section 16(b) of the Exchange Act, and the rules and regulations promulgated thereunder or other applicable law, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations; and (iii) the provisions with respect to non-employee director stock options shall not be amended more often than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder.

Options

     Non-Employee  Director Options. The Stock Incentive Plan currently provides
     ------------------------------
that upon election or appointment to the Board of Directors, each director who is not an employee of the Company and is first elected or appointed to serve as a director of the Company after June 1, 1994 shall receive a one-time grant of an option to purchase 10,000 Shares of Common Stock (adjusted appropriately in the event of a Change In Capitalization) at an exercise price equal to the Fair Market Value (as defined in the plan) of those Shares on the date immediately preceding the date the option is granted (a "Director Option"). Each Director Option shall become exercisable with respect to 50% of the Shares effective immediately upon grant and shall become exercisable with respect to an additional 25% of the Shares as of each of the first and second anniversaries of the date of grant, subject to acceleration upon a Change in Control (as described below). Director Options will remain exercisable for a period of ten years, but will terminate earlier if the optionee's service as a director of the Company terminates. If the optionee's service as a director terminates for Cause, his or her Director Option will terminate immediately. However, if the optionee's service as a director terminates for other reasons, the optionee will be given a period of three months to exercise the vested portion of his or her option, unless the optionee's service as a director is terminated due to death or disability, in which case the optionee (or his or her representatives or heirs) will have up to twelve months to exercise his or her Director Option. The optionee will have no right with respect to the unvested portion of his or her Director Option if the optionee ceases to serve as a director for any reason.

     Employee Options.  The Committee may grant to Eligible Employees options to
     ----------------
purchase Shares of Common Stock (each an "Employee Option"). The term Eligible Employee includes officers and other employees of the Company and its subsidiaries (approximately 1,429 persons currently) and consultants and advisors of the Company and its subsidiaries. Subject to the provisions of the Code, Employee Options may be either Incentive Stock Options (within the meaning of Section 422 of the Code) ("ISOs") or Nonqualified Stock Options ("NQSOs"). The per Share purchase price (i.e., exercise price) under each Employee Option shall be established by the Committee at the time the Employee Option is granted, provided that the per Share exercise price shall in no event be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an ISO granted to an optionee who is a Ten-Percent
Stockholder). Employee Options will be exercisable at such times and in such installments as determined by the Committee. All outstanding Employee Options shall become fully exercisable upon a Change in Control (as described below) and the Committee may otherwise accelerate the exercisability of an Employee Option at any time. Each Employee Option terminates pursuant to such conditions and at such times as the Committee may determine, except that the term of each Employee Option may not exceed ten years from the date of grant (five years in the case of an ISO granted to a Ten-Percent Stockholder).

     Terms  Applicable  to All Options.  Director  Options and Employee  Options
     ---------------------------------
(collectively referred to hereinafter as "Options") are not transferable by the optionee other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative. The purchase price for Shares acquired pursuant to the exercise of an Option must be paid (i) in cash, (ii) by transferring Shares of Common Stock to the Company or (iii) in any combination of the foregoing. No amendment or adjustment of the exercise price of an Option (or other means of repricing the Option) having an exercise price greater then the Fair Market Value of a Share at the time of repricing shall be authorized unless stockholder approval of such repricing is obtained (however, the Committee retains the discretion to reprice Options and Awards of SARs representing up to three percent of the total number of Shares subject to the Stock Incentive Plan). Upon a Change in Control, all Options outstanding under the Stock Incentive Plan will become immediately and fully exercisable and the optionee may, during the 60-day period following the Change in Control, surrender for cancellation any Option (or portion thereof) for a cash payment in respect of each Share covered by the Option, or portion thereof surrendered, equal to the excess of (1)(a) in the case of an ISO, the per Share Fair Market Value on the date preceding the date of surrender or (b) in the case of an NQSO, the greater of (x) the highest per Share price at which Shares traded during the 90-day period preceding the date of the Change of Control or (y) the price per Share paid in any transaction (or series of transactions) constituting or resulting in a Change in Control over (2) the purchase (i.e., exercise) price of each Share. In the case of an Option granted within six months prior to a Change in Control to any optionee who may be subject to liability under Section 16(b) of the Exchange Act, such optionee shall be entitled to surrender for cancellation his or her Option during the 60-day period commencing upon the expiration of six months after the date of grant of any such Option. If the Change in Control also constitutes an acquisition of or by the Company which is intended to be treated as a "pooling of interests" under generally accepted accounting principles, the acceleration of Options and the right of the optionee to surrender the option for a cash payment, as described above, may be deferred, the period during which the Option may thereafter be exercised may be extended, and the payment upon surrender of the Option may be made in cash, Shares of Common Stock or securities of a successor or acquiring corporation, if reasonably necessary in order to assure pooling of interests accounting treatment for the transaction.

Other Awards

     Stock  Appreciation  Rights.  Stock  Appreciation  Rights  ("SARs")  may be
     ---------------------------
granted under the Stock Incentive Plan, in conjunction with the grant of an Employee Option at the time of grant of the Employee Option or at any time thereafter during the term of the Employee Option. A SAR would permit the grantee to receive, upon exercise of the SAR, cash and/or Shares, at the discretion of the Committee, equal in value to the excess, if any, of the then per Share Fair Market Value over the per Share purchase price of the Employee Option to which it relates multiplied by the number of Shares as to which such SAR is being exercised. SARs will be exercisable at the same time or times as the Employee Option is exercisable, except that no SAR may be exercised before the date six months after the date it is granted. Upon the exercise of the SAR, the related Employee Option shall be cancelled to the extent of the number of Shares as to which the SAR is exercised; and upon the exercise of an Employee Option or the surrender of the Employee Option to the Company for a payment in connection with a Change in Control, as described above, the SAR relating to that Employee Option shall be cancelled to the extent of the number of Shares as to which the Employee

Option is so exercised or surrendered. No amendment, adjustment or other repricing of a SAR having an exercise price greater than the Fair Market Value of a Share at the time of repricing shall be authorized unless stockholder approval of such repricing is obtained (however, the Committee retains the discretion to reprice Options and Awards of SARs representing up to three percent of the total number of Shares subject to the Stock Incentive Plan).

     Restricted  Stock.  The terms of a Restricted  Stock Award,  including  the
     -----------------
restrictions placed on such Shares and the time or times at which such restrictions will lapse, shall be determined by the Committee at the time the Award is made. In general, stockholder approval shall be required for any lapse or waiver of restrictions on Shares of Restricted Stock not expressly specified in the agreement evidencing the Award. An Award of Shares of Restricted Stock shall provide for the lapse of restrictions in no less than three years after the date of the Award in respect of at least 50% of the Shares covered by the Award (however, the Committee retains discretion in respect of lapse or waiver of restrictions with respect to Shares of Restricted Stock representing no more than three percent of the Shares subject to the Stock Incentive Plan less the number of Options and Awards repriced by the Committee). The Committee may determine at the time an Award of Restricted Stock is granted that dividends paid on such Restricted Stock may be paid to the grantee or deferred and, if deferred, whether such dividends will be reinvested in Shares of Common Stock or held in cash. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of restrictions on Shares of Restricted Stock or forfeited upon the forfeiture of Shares of Restricted Stock. Unless otherwise provided in the Award, the grantee shall have the right to vote the Shares of Restricted Stock covered by an Award prior to the lapse of restrictions. Prior to the lapse of restrictions, Shares of Restricted Stock may not be transferred, sold or pledged by the grantee. The agreements evidencing Awards of Restricted Stock shall set forth the terms and conditions of such Awards upon a grantee's termination of employment. Upon a Change in Control, unless otherwise provided in the Award, all restrictions on outstanding Shares of Restricted Stock immediately will lapse.

     Performance Units and Performance Shares. Performance Units and Performance
     ----------------------------------------
Shares are awarded at such times as the Committee may determine and the vesting of Performance Units and Performance Shares is based upon the Company's attainment of specified performance objectives within the specified performance period (the "Performance Cycle"). Each Performance Unit represents one Share of Common Stock and payments in respect of vested Performance Units are made in cash, Shares or Shares of Restricted Stock or any combination of the foregoing, as determined by the Committee. Performance Shares are awarded in the form of Shares of Common Stock. Performance objectives and the length of the Performance Cycle for Performance Units and Performance Shares are determined by the Committee at the time the Award is made. Prior to the end of the Performance Cycle, the Committee, in its discretion, may adjust the performance objectives to reflect a Change in Capitalization. The agreements evidencing Awards of Performance Units and Performance Shares will set forth the terms and conditions of such Awards, including those applicable in the event of the grantee's termination of employment. The Committee determines the total number of Performance Shares subject to an Award and the time or times at which the Performance Shares will be issued to the grantee at the time the Award is made. In addition, the Committee determines (a) the time or times at which the awarded but not issued Performance Shares shall be issued to the grantee and (b) the time or times at which awarded and issued Performance Shares shall become vested in or forfeited by the grantee, in either case based upon the Company's attainment of specified performance objectives within the Performance Cycle. At the time the Award of Performance Shares is made, the Committee may determine that dividends be paid or deferred on the Performance Shares issued. Deferred dividends (together with any interest accrued thereon) are paid upon the lapsing of restrictions on Performance Shares or forfeited upon the forfeiture of Performance Shares. Upon a Change in Control, (x) a percentage of Performance Units, as determined by the Committee at the time an Award of Performance Units is made, will become vested, and the grantee will be entitled to receive a cash payment equal to the per Share Adjusted Fair Market Value multiplied by the number of Performance Units which become vested, and (y) with respect to Performance Shares, all restrictions shall lapse on a percentage of the Performance Shares, as determined by the Committee at the time the Award of Performance Shares is made. In addition, the agreements evidencing the grant of Performance Shares and Performance Units shall contain provisions for the treatment of such Awards (or portions thereof) which do not become vested as a result of a Change in Control, including, without limitation, provisions for the adjustment of applicable performance objectives.

Options Received or to be Received

     The following table sets forth information with respect to Options and Awards of Restricted Stock under the Company's 1994 Stock Incentive Plan and previous plans to executive officers, directors and director nominees (if different) of the Company as of April 13, 1998.


     EXECUTIVE OFFICER AND DIRECTOR TOTAL OUTSTANDING OPTIONS AND AWARDS OF
            RESTRICTED STOCK UNDER ALL COMPANY STOCK INCENTIVE PLANS

                                                                                                      Total
                                                                                                      -----
                                                                              Total Shares of        Shares
                                                                              ---------------        ------
                                       Options              Options           Restricted Stock      Currently
                                       -------              -------           ----------------      ---------
Name                                Outstanding(1)        Exercisable             Awards            Restricted
----                                --------------        -----------             ------            ----------
Richard M. Haddrill, Chief
Executive Officer, President
And Treasurer                          322,800(2)           252,800              200,000(3)           137,500

Michael L. Eide,
President - VLC                         80,000              68,000                 3,000                3,000

Dennis V. Gallagher, General
Counsel and Secretary                   30,000               6,666                  --                   --

Susan J. Carstensen, Chief
Financial Officer                       25,000               3,333                  --                   --

Patricia Becker, Director               30,000              30,000                  --                   --


Richard R. Burt, Director               30,000              30,000                  --                   --


James J. Davey, Director                30,000              22,500                  --                   --


John R. Hardesty, Director              30,000              22,500                  --                   --


William Spier, Director
(resigned 2/13/98)                      10,000              10,000(4)               --                   --

----------
(1) Options outstanding have exercise prices ranging from $3.41 to $15.34 per Share.
(2) Includes grant of options for 50,000 Shares subject to stockholder approval of the amendment to increase the maximum number of Shares that may be awarded to an Eligible Employee.
(3) Includes an award of restricted stock for 100,000 Shares subject to stockholder approval of the amendment to increase the maximum number of Shares that may be awarded to an Eligible Employee.
(4) Unless exercised, the Options will automatically terminate in full on May 13, 1998.

Certain Federal Income Tax Consequences of the Stock Incentive Plan

     Options. An employee,  officer, director or consultant who has been granted
     -------
an option under the Stock Incentive Plan which is not an ISO will not realize income tax and the Company will not be entitled to a deduction at the time of grant. Upon exercise of such an option, the optionee will generally realize ordinary income in an amount measured by the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Option price, and the Company will be entitled to a corresponding compensation deduction.

     Upon exercise, the Company generally will be required to withhold from the employee's wages a tax on such income. Upon a subsequent disposition of such Shares, the employee will realize short-term or long-term capital gain or loss, depending on whether the Common Stock is held for more than one year after the date of exercise, with the basis for computing such gain or loss equal to the Option price plus the amount of ordinary income realized upon exercise. Under current law, long-term capital gains are taxed at a maximum rate of 28%.

     An employee who has been granted an Option which is an ISO will not realize income tax at the time of grant. Upon exercise of an ISO, an employee will not ordinarily recognize income. However, the amount by which the Fair Market Value of the Option Shares on the date of exercise exceeds the purchase price is an item of tax preference for alternative minimum tax purposes in the year of exercise. In the year of sale or other taxable disposition of the Shares acquired upon exercise of an ISO, an employee will recognize ordinary income or a capital gain to the extent that the sale price exceeds the exercise price. However, the transaction will only qualify for treatment as a capital gain if the sale or disposition is later than (i) two years after the Option is granted and (ii) one year after the Option is exercised. The Company receives no deduction at any time for ISOs.

     Stock Appreciation Rights. Upon exercise of a Stock Appreciation Right, the
     -------------------------
grantee will recognize ordinary compensation income in an amount equal to the cash and/or Fair Market Value of the Shares received on the exercise or payment date. In general, if the Company complies with applicable withholding and reporting requirements, it will be entitled to a compensation expense deduction in the same amount and at the same time as the grantee of a Stock Appreciation Right recognizes ordinary income.

     Restricted  Stock. In the absence of an election under Section 83(b) of the
     -----------------
Internal Revenue Code (as described below), a grantee who receives Restricted Stock will recognize no income at the time of grant. When the restrictions expire, a grantee will recognize ordinary compensation income equal to the excess of the Fair Market Value of the Shares on the date that the restrictions expire over the amount paid for the Restricted Stock (if any). If the restrictions applicable to a grant of Restricted Stock lapse over time (for example, if the restrictions on 20% of a grant lapse on specified anniversaries of the date of grant), the grantee will include the Fair Market Value of an appropriate portion of the Shares as ordinary compensation income as the restrictions lapse. The grantee's basis in the Restricted Stock will be equal to the sum of the amount included in income on the lapse of the restrictions plus the amount paid for the Shares (if any), and the holding period will begin when the restrictions lapse. Any disposition of the Restricted Stock will result in a long- or short-term capital gain or loss (depending on the length of time the Restricted Stock is held after the restrictions lapse). Prior to the lapse of the restrictions with respect to any particular Shares, any dividends received by the grantee with respect to such Shares will constitute compensation income in the year received. In general, if the Company complies with the applicable withholding and reporting requirements, it will be entitled to a compensation expense deduction equal to the Fair Market Value of the Restricted Stock when it is included in the grantee's income, and will also be entitled to a compensation expense deduction (in the year paid) for dividends paid to, or deferred for, the grantee in respect of Restricted Stock which remains subject to restrictions.

     If a Section 83(b) election is made within 30 days of the initial grant of Restricted Stock, the grantee must report the Fair Market Value of the Restricted Stock on the date of the grant as ordinary compensation income as of the date of grant, and the holding period will begin at the time the Restricted Stock is granted. In general, if the Company complies with the applicable withholding and reporting requirements, it will be entitled to a corresponding compensation expense deduction for the grant, but dividends on the Restricted Stock would not be deductible (even if paid prior to the lapse of the restrictions). Any subsequent disposition of the Restricted Stock by the grantee, other than by forfeiture, would result in a capital gain or loss, which would be long- or short-term depending on the holding period. No deduction or loss is permitted to a grantee who has made the Section 83(b) election and who subsequently forfeits the Restricted Stock, other than a loss for the amount (if any) a grantee paid for the Restricted Stock, which is treated as a long- or short-term capital loss depending on the holding period. In the event of any forfeiture, the Company would be required to include as ordinary income the amount of the deduction claimed with respect to the forfeited Restricted Stock.

     Performance  Units  and  Performance  Shares.  Generally,  in the  case  of
     --------------------------------------------
Performance Units and Performance Shares, the grantee will recognize ordinary compensation income at the end of the Performance Cycle when they are no longer subject to a substantial risk of forfeiture (subject to the special rules applicable if the Performance Units are paid in Restricted Stock) in an amount equal to the amount of cash and/or Fair Market Value of property received. In general, if the Company complies with the applicable withholding and reporting requirements, it will be entitled to a compensation expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

     Parachute  Payments;  Potential  Excise  Tax  and  Nondeductibility.  Under
     -------------------------------------------------------------------
certain circumstances, the accelerated vesting or exercise of Options or Stock Appreciation Rights, or the accelerated lapse of restrictions on other Awards, in connection with a Change in Control might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     Limitation on  Deduction.  Section  162(m) of the Code and the  regulations
     ------------------------
thereunder generally would disallow the Company a federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent such compensation paid to any such individual exceeds $1 million in any year. However, Section 162(m) generally allows a deduction for payments of qualified "performance-based compensation" the material terms of which have been disclosed to and approved by stockholders. The Company intends that compensation attributable to or resulting from Options and Awards (other than in respect of Restricted Stock) granted under the Plan qualify as "performance-based compensation."

     The foregoing summary is not intended to be a complete statement of the current federal income tax consequences of the grant and exercise of Options, or of the disposition of Shares acquired upon exercise of such Options, or the award of SARs, Restricted Stock, Performance Units and Performance Shares pursuant to the Stock Incentive Plan. Because of the complexities of the tax law, optionees are advised to consult their own tax advisers for further information regarding such consequences.

Description of the Proposed Amendments

     The amendment to the Stock Incentive Plan described in Proposal 2 is set forth in Appendix A to this Proxy Statement in substantially the form in which it will take effect if such amendment is approved by the stockholders. The following description of the amendment to the Stock Incentive Plan is qualified in its entirety by reference to Appendix A.

PROPOSAL 2 -- PROPOSAL TO INCREASE THE NUMBER OF SHARES ISSUABLE TO ANY ELIGIBLE EMPLOYEE UNDER THE STOCK INCENTIVE PLAN

     The Board of Directors proposes to fix the maximum number of Shares of the Common Stock issuable to any eligible Employee pursuant to the plan in respect of Options and Awards at 40% of the maximum number of Shares authorized under the Plan. Currently the maximum number of Shares that any Eligible Employee may receive pursuant to the plan in respect of Options and Awards is 400,000 Shares. In 1997 the Company increased the total number of Shares in the Plan by 50% to 1,500,000 Shares but did not adjust the limit to any one employee. This proposal would fix the percentage at 40%, consistent with the previous maximum of 400,000 Shares and provide a mechanism for future adjustment.

     The ability to offer the Company's employees and directors an opportunity to acquire Shares of the Company's Common Stock provides a means by which the Company may compensate and motivate those individuals. By providing competitive compensation levels, the Company can attract and retain highly qualified employees. The Board of Directors believes that granting Options to its employees provides an incentive to such persons to continue their service with the Company and promotes the best interests of the Company because employees have an opportunity to acquire a proprietary interest in the Company and ultimately benefit from the future success of the Company's operations through appreciation in the value of the Company's Common Stock. The Board of Directors believes the amendment to increase the maximum number of Shares to any Eligible Employee will allow the Company to offer incentive and long-term awards on a more competitive basis. See "Employment and Certain Other Contracts - Employment Agreement with Richard M. Haddrill."

     For the reasons stated above, the Board of Directors believes that Proposal 2 is in the best interests of the Company and therefore recommends a vote in favor of Proposal 2. Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the Shares of the Common Stock present in person or represented by proxy and entitled to vote at the Meeting.

              THE BOARD OF RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2



AUDITORS

     As a matter of corporate governance, it is customary for the Company to request the stockholders' ratification of the appointment of independent auditors for the ensuing year. The Company has not yet negotiated the engagement of its independent auditors for the fiscal year ending December 31, 1998 and is therefore unable to request ratification of such appointment by the stockholders. The Company intends to retain a national accounting firm with no relationship with the Company other than that arising from its appointment as independent auditors.

     KPMG Peat Marwick LLP served as the Company's auditors for the year ended December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.



                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 13, 1998 by (i) each person owning beneficially more than five percent of the outstanding shares of the Common Stock, (ii) each director and director nominee of the Company, (iii) each person named in the Summary Compensation Table appearing elsewhere herein and (iv) all executive officers and directors of the Company as a group. The information under this caption is based on representations made to the Company by individual directors or nominees and/or filings made with the SEC. Each person has sole investment and voting power with respect to the shares indicated except as otherwise shown.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                                           Number of Shares         Percent of Class
                                                                           ----------------         ----------------
                                                                         Beneficially Owned(1)      April 13, 1998(1)
                                                                         -------------------        ---------------
R. B. Haave Associates, Inc............................................       1,017,700 (2)                 9.42%
   36 Grove St., New Canaan, CT 06840
Fir Tree Partners (Fir Tree, Inc. d/b/a Fir Tree Partners).............         781,900 (3)                 7.24%
   1211 Ave of the Americas, 29th Floor
   New York, NY 10036
Richard M. Haddrill+, ++...............................................         466,646 (4)(5)              4.32%
Michael L. Eide++......................................................         205,473 (6)(7)              1.90%
John R. Hardesty+......................................................          93,945 (8)                     *
Patricia W. Becker+....................................................          30,000 (9)                     *
Richard R. Burt+.......................................................          30,000 (9)                     *
James Davey+...........................................................          26,243 (8)                     *
Dennis V. Gallagher++..................................................           6,666 (10)                    *
Susan J. Carstensen ++.................................................           5,758 (11)                    *
All directors and executive officers as a group........................         864,731 (4)(5)(6)(7)(8)     8.00%
                                                                                        (9)(10)(11)

----------
+        Director of the Company
++       Executive Officer of the Company
*        Denotes less than 1%

(1) Based on 10,802,821 shares of Common Stock outstanding as of the close of business on April 13,1998, which excludes 545,454 shares of Common Stock that are deemed authorized but unissued. The share holdings in this table do not include rights to receive stock or options granted under various Company plans to directors and executive officers that do not vest or become exercisable within 60 days of April 13,1998.
(2)  R. B. Haave  Associates,  Inc. is an Investment  Advisor  registered  under
     Section 203 of the Investment Advisors Act of 1940, with sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares. R. B. Haave Associates, Inc.'s holdings are reported pursuant to amendment to Schedule 13G dated January 27, 1998, as an amendment to the initial Schedule 13D, as filed on March 22, 1996.
(3) Fir Tree, Inc. is a New York corporation doing business as Fir Tree Partners ("Fir Tree Partners"), of which Mr. Jeffrey Tannenbaum is the sole shareholder, executive officer, director and principal. Mr. Tannenbaum acquired the shares through his position as principal of Fir Tree Partners for an institutional account for which Fir Tree Partners serves as trading advisor and for the account of the Fir Tree Value Fund, L.P. ("Fir Tree Value Fund") of which Mr. Tannenbaum is the general partner. Fir Tree Partner's holdings are reported pursuant to amendment to Form 13D dated
     August 4, 1995, as an amendment to the initial Form 13D, as filed on October 12, 1994. Fir Tree Partners is the beneficial owner of 781,900 shares of Common Stock of which 498,930 shares are beneficially owned by Fir Tree Partners in its capacity as investment advisor to Fir Tree LDC, a Cayman Islands limited duration company ("Fir Tree LDC"). Jeffrey Tannenbaum is the investment advisor of Fir Tree LDC and, as such, retains voting and dispositive power over the shares, and 282,970 shares are beneficially owned by Fir Tree Partners for the account of the Fir Tree Value Fund.
(4) Includes 100,000 shares of restricted stock of the Company vesting in equal installments on each of January 1, 1999, 2000, 2001 and 2002 and 70,000 shares of restricted stock of the Company vesting in equal installments on each of November 1,1995, 1996, 1997 and 1998 and 30,000 shares of restricted stock of the Company vesting in equal installments on each of September 9, 1997, 1998 and 1999. The 100,000 shares of restricted stock vesting through 2002 are subject to approval by stockholders.

(5) Includes options to purchase 252,800 shares of Common Stock, currently exercisable or which will be exercisable within 60 days, granted pursuant to the Company's 1994 Stock Incentive Plan, The grant of options to purchase 50,000 shares of Common Stock are contingent on stockholder approval of an amendment to the 1994 Stock incentive Plan increasing the maximum number of shares that any eligible employee may receive pursuant to the plan, which amendment is being submitted for stockholder approval at the Meeting.
(6) Includes options to purchase 2,000 shares of Common Stock currently exercisable granted pursuant to the Company's 1991 Stock Option Plan and options to purchase 65,999 currently exercisable and 3,000 shares of restricted stock which vest in equal installments on each of February 13, 1999, 2000 and 2001 under the Company's 1994 Stock Option Plan.
(7) Includes 12,318 shares held by Mr. Eide's son as to which Mr. Eide disclaims beneficial ownership.
(8) Includes options to purchase 7,500 shares of Common Stock currently exercisable granted pursuant to the Company's 1994 Stock Incentive Plan and options to purchase 15,000 shares of Common Stock currently exercisable pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors.
(9) Includes options to purchase 10,000 shares of Common Stock currently exercisable or which will be exercisable within 60 days, granted pursuant to the Company's 1994 Stock Incentive Plan and options to purchase 20,000 shares of Common Stock currently exercisable or which will be exercisable within 60 days, pursuant to the Company's 1993 Stock Incentive Plan for Non-Employee Directors.
(10) Includes options to purchase 6,666 shares of Common Stock granted under the Company's 1994 Incentive Stock Plan currently exercisable or which will be exercisable within 60 days.
(11) Includes options to purchase 3,333 shares of Common Stock granted under the Company's 1994 Incentive Stock Plan currently exercisable or which will be exercisable within 60 days.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file by specific dates with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report any failure to file by the relevant due date any of these reports based solely on the Company's review of copies of such reports furnished to it and written representations received by the Company that the filing of a Form 5 was not required. Based upon this review, the Company is not aware of any person who at any time during 1997, was a director, officer or a beneficial owner of ten percent or more of any class of equity securities of the Company registered pursuant to the Exchange Act who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 1997, except that Michael L. Eide, president of VLC, filed a Form 4 with respect to an option to purchase stock under the Company's stock incentive plan, and a Form 5 with respect to a purchase of stock under the Company's Employee Stock Purchase Plan by Mr. Eide's wife, who is an employee of one of the Company's subsidiaries, after the respective due dates for filing such forms.



                                  OTHER MATTERS

     The Board of Directors knows of no other matters to come before the Meeting other than those described in this Proxy Statement. However, if any matters should properly come before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the enclosed proxy to vote such proxy with respect to those other matters in accordance with their best judgment.

                           ANNUAL REPORT AND FORM 10-K

     A copy of the Company's 1997 Annual Report to Stockholders, which includes the Company's Form 10-K for the year ended December 31, 1997, as filed with the SEC (including financial statements and schedules but without exhibits), is being mailed with this Proxy Statement. It is not intended for consideration as proxy solicitation material. Copies of exhibits to the Form 10-K will be furnished to record and beneficial holders of the Common Stock upon request for a nominal charge. All requests should be directed to: Powerhouse Technologies, Inc., 2311 South 7th Avenue, Bozeman, Montana 59715, Attention: Shareholder Relations.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a stockholder to be included in the Company's proxy statement for its 1999 Annual Meeting must be received at the Company's principal executive offices, 2311 South 7th Avenue, Bozeman, MT 59715, not later than the close of business on the date which is 120 calendar days in advance of the first anniversary of the date of this Proxy Statement (i.e., by the close of business on January 1, 1999), unless the date of the 1999 Annual Meeting changes by more than 30 days from the date of the 1998 Annual Meeting, in which case proposals must be received by the Company a reasonable time before the release of the proxy statement.


                       BY ORDER OF THE BOARD OF DIRECTORS

                                /S/ RICHARD BURT

                              Chairman of the Board
May 4, 1998

                                                                      Appendix A

                             AMENDMENT NO. 2 TO THE
                          POWERHOUSE TECHNOLOGIES, INC.
                            1994 STOCK INCENTIVE PLAN

     WHEREAS, POWERHOUSE TECHNOLOGIES, INC., a Delaware corporation ( the "Corporation"), maintains the Powerhouse Technologies, Inc. 1994 Stock Incentive Plan (the "Plan"); and

     WHEREAS, pursuant to Section 15 of the Plan, the Corporation's Board of Directors may at any time or from time to time amend, modify or suspend the Plan.

     NOW, THEREFORE, effective as of the date hereof, but subject to stockholder approval, the Plan is hereby amended as follows:

     1. Section 5.1 of the Plan is hereby amended by deleting Section 5.1 of the Plan in its entirety and substituting the following in lieu thereof:

          "5.1 The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 1,500,000, which may be treasury Shares, authorized but unissued Shares or Shares purchased in the market for issuance upon the exercise of outstanding Options or the grant of Awards under the Plan; provided, however, that such maximum number shall be increased to the extent that any such shares granted under the Plan are purchased in the market; and provided further that the maximum number of Shares that any Eligible Employee may receive pursuant to the plan in respect of Options and Awards may not exceed 40% of the maximum number of Shares that may be made the subject of Options and Awards granted under the Plan. Upon a Change in Capitalization the maximum number of Shares (both in the aggregate under the Plan and with respect to each Eligible Employee) shall be adjusted in number and kind pursuant to Section 13. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board."

     Except as specifically amended hereby, all other terms and provisions of the Plan shall remain in full force and effect. If not otherwise defined herein, all capitalized terms contained in this Amendment shall have the meanings ascribed to them in the Plan.

     IN WITNESS WHEREOF, pursuant to the authority granted to the undersigned by the Board of Directors of the Corporation, the Plan is hereby amended, effective as of this 26th day of February, 1998.

                                            POWERHOUSE TECHNOLOGIES, INC.


                                            -----------------------------
                                            RICHARD M. HADDRILL, President,
                                            Chief Executive Officer and Treasure

[THIS IS A REPLICATION OF THE PROXY CARD]

PROXY                 POWERHOUSE TECHNOLOGIES, INC.                 COMMON STOCK

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION
               FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 4, 1998

The undersigned hereby appoints James J. Davey and John Hardesty, and each of them, proxies with power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the capital stock of Powerhouse
Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Powerhouse Technologies, Inc., to be held at the Swissotel, Conference Level, Fourth Floor, Ballroom E, 3391 Peachtree Road, NE, Atlanta, Georgia, 30326 on June 4, 1998 and at any and all adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1. Election of Directors - Nominees RICHARD R. BURT, PATRICIA BECKER and RICHARD M. HADDRILL
      [_]  VOTE FOR nominees  listed  above,  except vote withheld from following nominee (if any)
________________________________________________________________________________
      or [_]  VOTE WITHHELD from all nominees listed above

2. Amendment to the Company's 1994 Stock Incentive Plan to fix the maximum number of shares that any eligible employee may receive pursuant to the Plan at 40% of the maximum number of shares authorized for issuance under the plan.

               [_] FOR             [_]  AGAINST             [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                  (continued, and to be signed, on other side)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted "FOR" items 1 and 2.

Please sign, exactly as name appears below. When shares are held by joint tenants, tenants in common or as community property, both should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give full title as such. If a corporation, please sign corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Receipt is hereby acknowledged of notice of annual meeting and the proxy statement attached thereto, and the 1997 Annual Report of the Company sent under the same cover.

                    PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. This proxy may be revoked at any time prior to the voting thereof.

                    Dated:______________________________________________________

                    ____________________________________________________________

                    ____________________________________________________________
                    Signature(s) of Stockholder

                    Signature(s) should correspond to name or names shown above.